Contact:              Investor Relations
Owens Realty Mortgage, Inc.
(925) 239-7001

Owens Realty Mortgage Appoints Current CFO Bryan Draper President and CEO

WALNUT CREEK, CA. – January 6, 2016 – Owens Realty Mortgage, Inc. (NYSE MKT: ORM) announced today that Bryan Draper, Chief Financial Officer and Treasurer of ORM, has been appointed by its Board of Directors to succeed William Owens as the company’s President and Chief Executive Officer effective January 4, 2016.  Mr. Draper and Mr. Owens have worked together at Owens Financial Group, Inc. (“OFG”), the manager of ORM, for over 28 years.  Mr. Owens will continue on in his role as Chairman of the Board of ORM.

Having guided ORM through its transition in becoming a Real Estate Investment Trust listed on the NYSE MKT in 2013 and managed the company’s gradual disposition of real estate assets and investment in commercial real estate loans, Mr. Owens made the personal decision to step down as the company’s CEO.  “As I continue my role as Chairman of the Board, I will remain actively engaged as a member of the executive team at Owens Realty Mortgage and supporting Bryan in his new role as Chief Executive Officer.  Bryan and I have had a long history working together at Owens Financial Group and we share a similar vision for the future of the Company. He is very capable of continuing the growth and expansion that began under my tenure” said Mr. Owens.

Mr. Draper graduated from the University of California at Davis with a degree in Agricultural Economics in 1979 and acquired a Master’s in Business Administration degree from the University of Southern California in 1981.  After several years in public accounting where he earned his Certificate of Public Accounting, he started with OFG as its Chief Financial Officer in 1987.  Mr. Draper became the CFO of ORM in May 2013 and was named to its Board of Directors in 2013 where he remains a member.

“I am honored and grateful that the Board and Bill Owens have put their faith in me to lead ORM forward.  I am excited to work with the ORM team to continue the plan set forth by Bill and the Board to transform the Company away from real estate investments acquired during the economic downturn by successful sales of properties and reinvestment into quality mortgage loans” said Mr. Draper.

The Board of Directors has appointed Melina Platt to succeed Bryan Draper as Chief Financial Officer and Treasurer of the Company, effective January 4, 2016.  Ms. Platt has been the Controller of the manager since May 1998 and is a Certified Public Accountant. She received her Bachelor’s Degree in Business Administration/Accounting from Oregon State University in 1988 and was previously a Senior Manager with KPMG in the San Francisco Bay Area practice. Mr. Draper stated “I have developed great respect for Melina working together over many years at OFG and ORM and look forward to working with her in her new role as the Chief Financial Officer and Treasurer of the Company”.

The Board of Directors has appointed Daniel Worley to succeed Bryan Draper as Secretary of the Company, effective January 4, 2016. Mr. Worley has been a Senior Vice President and Assistant Secretary of the Company since May 2013.

The Company will conduct an investor conference call to discuss the press release on Thursday, January 7, 2016, at 10:30 a.m. PT / 1:30 p.m. ET.

To participate in the call, please dial (877) 407-0784 (United States) or (201) 689-8560 (International) and request the Owens Realty Mortgage call or provide confirmation code: 13627794. A live webcast of the call will also be available on the Investor Relations section of the Company’s website at http://www.owensmortgage.com.  Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

An archive of the webcast will be available approximately one hour after completion of the live event and will be accessible on the Investor Relations section of the Company's website at http://www.owensmortgage.com until January 11th.  To access the replay, dial (877) 870-5176 (United States) or (858) 384-5517 (International) and enter code: 13627794.

About Owens Realty Mortgage, Inc.
Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust (“REIT”) that focuses on the origination, investment, and management of commercial real estate mortgage loans. We provide customized, short-term capital to small and middle-market investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company’s website at www.owensmortgage.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements about Owens Realty Mortgage Inc.’s plans, strategies, and prospects are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events.  Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.  Additional information concerning these and other risk factors is contained in the Company’s most recent filings with the Securities and Exchange Commission.  All subsequent written and oral forward-looking statements concerning the Company or matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.